For Immediate Release

Contact: Andrew M. O’Shea Chief Financial Officer 860.298.0444 aoshea@moscowcablecom.com	Or: Barbara Cano Breakstone Group International 646.452.2334 bcano@breakstone-group.com

Moscow CableCom Corp. Announces Subscriber Growth Numbers for

 April 2006

New York, NY – May 12, 2006 – Moscow CableCom Corp. (NASDAQ: MOCC) today announced the growth of its homes passed network and growth in the number of active subscribers for its broadband services in Moscow as of April 30, 2006:

	April 30, 2006	March 31, 2006	Change (1month)	Percent Change	December 31, 2005	YTD Change (4 months)	Percent Change
Homes passed	431,118	398,895	32,223	8.1%	325,954	105,164	32.3%

Terrestrial Broadcasting subscribers % Saturation	102,364 23.7%	96,914 24.3%	5,450	5.6%	85,994 26.4%	16,370	19.0%
Pay TV subscribers % Saturation	25,270 5.9%	22,256 5.6%	3,014	13.5%	15,618 4.8%	9,652	61.8%
Internet subscribers % Saturation	50,901 11.8%	46,444 11.6%	4,457	9.6%	34,600 10.6%	16,301	47.1%

About Moscow CableCom

Moscow CableCom Corp (NASDAQ NM: MOCC) is the US-based parent of a Moscow, Russia-based company that provides access to pay-TV and Internet services under the brand name “AKADO”. AKADO is in the process of expanding its hybrid fiber-coaxial network in Moscow to provide residential and business customers with comprehensive broadband services in digital cable TV and radio, and high-speed data transmission and Internet access. The Company has licenses to provide its services to 1.5 million homes and businesses in Moscow, through its proprietary agreements for use of the Moscow Fiber Optic Network (MFON), the largest high-speed transportation network in Moscow.  For more information on Moscow CableCom Corp. and AKADO, visit: www.moscowcablecom.com and www.akado.com